                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                 J. Baker, Inc.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                 J. BAKER, INC.
                              555 TURNPIKE STREET
                          CANTON, MASSACHUSETTS 02021

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 1, 1999

To the Stockholders of
  J. BAKER, INC.

     Notice is hereby given that the Annual Meeting of Stockholders of J. Baker, Inc. (the "Company") will be held at the offices of the Company, 555 Turnpike Street, Canton, Massachusetts on Tuesday, June 1, 1999, at 9:30 a.m., for the following purposes:

     1. To elect three Class I Directors to serve for a three-year term until the 2002 Annual Meeting and until their respective successors are elected and qualified;

     2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending January 29, 2000; and

     3. To consider and act upon any matters incidental to the foregoing or any other matters which may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on April 12, 1999 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

                                            By Order of the Board of Directors

                                            MARK T. BEAUDOUIN
                                            Clerk

Canton, Massachusetts
May 4, 1999

                                   IMPORTANT

     IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS. ACCORDINGLY, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE MEETING.

                                 J. BAKER, INC.
                              555 TURNPIKE STREET
                          CANTON, MASSACHUSETTS 02021

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 1, 1999

GENERAL INFORMATION

     This proxy statement and the accompanying proxy card are being mailed to stockholders commencing on or about May 4, 1999. The accompanying proxy is solicited by the Board of Directors of J. Baker, Inc. (the "Company") for use at its Annual Meeting of Stockholders to be held at the offices of the Company, 555 Turnpike Street, Canton, Massachusetts on June 1, 1999, at 9:30 a.m., and any adjournments or postponements thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and a limited number of employees may assist in the solicitation of proxies by mail, telephone and personal interview without additional compensation.

     When a proxy is returned properly signed, the shares represented thereby will be voted by the persons named as proxies in accordance with the stockholder's directions. If a proxy is signed and no instructions are given, the shares will be voted "FOR" the nominees named herein under proposal number 1 and "FOR" proposal number 2 as set forth in the preceding Notice of Annual Meeting, and in the proxies' discretion as to other matters that may properly come before the meeting. The presence of a stockholder at the Annual Meeting will not automatically revoke a stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to the voting thereof on any matter by filing with the Clerk of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

     The Board of Directors has fixed April 12, 1999 as the record date for the meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. As of April 12, 1999, there were 14,064,139 shares of Common Stock, par value $.50 per share ("Common Stock"), of the Company issued and outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not counted for purposes of determining whether a proposal presented to stockholders has been approved.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of April 1, 1999, with respect to the shares of Common Stock of the Company beneficially owned by
(i) any person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, (ii) each Director of the Company and each of the nominees for election as a Director of the Company,
(iii) each of the executive officers named in the Summary Compensation Table beginning on page 12 (the "Summary Compensation Table") and (iv) the current Directors and executive officers as a group.

                                                                                  AMOUNT AND
                                                                                  NATURE OF
       TITLE                     NAME, AND WITH RESPECT TO OWNERS                 BENEFICIAL       PERCENT
     OF CLASS                         OF 5% OR MORE, ADDRESS                     OWNERSHIP(1)      OF CLASS
     --------                    --------------------------------                ------------      --------
Common Stock         FMR Corp                                                     2,099,053(2)       14.0%
$.50 par value       82 Devonshire Street
                     Boston, MA 02109
                     Goldman Sachs & Co                                           1,323,400(3)        9.4%
                     85 Broad Street
                     New York, NY 10004
                     First Manhattan Co                                           1,007,597(4)        7.1%
                     437 Madison Avenue
                     New York, NY 10022
                     The TCW Group, Inc                                             866,500(5)        6.2%
                     865 South Figueroa Street
                     Los Angeles, CA 90017
                     Putnam Investments, Inc                                        868,254(6)        6.1%
                     One Post Office Square
                     Boston, MA 02109
                     Dimensional Fund Advisors, Inc                                 863,072(7)        6.1%
                     1299 Ocean Avenue
                     11th Floor
                     Santa Monica, CA 90401
                     Schneider Capital Management Corporation                       744,000(8)        5.3%
                     460 E. Swedesford Road, Suite 1080
                     Wayne, PA 19087
                     Sherman N. Baker                                               417,264(9)        3.0%
                     J. Christopher Clifford                                         39,500(10)         *
                     Douglas J. Kahn                                                 21,500(11)         *
                     Harold Leppo                                                    31,400(12)         *
                     David Pulver                                                    84,693(13)         *
                     Theodore M. Ronick                                               6,000(14)         *
                     Melvin M. Rosenblatt                                            36,500(15)         *
                     Nancy Ryan                                                      13,500(11)         *
                     Alan I. Weinstein                                              208,761(16)       1.5%
                     Michael J. Fine                                                      0             *
                     Stuart M. Glasser                                              176,750(17)       1.3%
                     Philip G. Rosenberg                                             53,845(18)         *
                     James D. Lee                                                         0(19)         *
                     Roger J. Osborne                                                12,500(20)         *
                     Current Directors and Executive Officers as a Group
                     (12 persons)                                                 1,089,713(21)       7.6%

---------------
  *  Less than 1%

 (1) Unless otherwise noted each person has sole voting and investment power with respect to such shares.

 (2) Information based solely on Schedule 13G of FMR Corp., Edward C. Johnson, III, Chairman of FMR Corp. and Abigail P. Johnson, a Director of FMR Corp., dated February 1, 1999. The beneficial owner has reported that it has sole voting power with respect to 259,473 shares and sole dispositive power with respect to 2,099,053 shares. According to such information, Mr. Johnson, Abigail P. Johnson and various Johnson family members and trusts for the benefit of Johnson family members, through their ownership of voting common stock of FMR Corp. and the execution of a shareholders' agreement, may be deemed to form a controlling group with respect to FMR Corp. The information indicates that Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 1,837,099 shares of the Company's Common Stock as a result of acting as investment advisor to several registered investment companies (the "Fidelity Funds"). Such shares include 824,799 shares of the Company's Common Stock issuable upon the conversion of the Company's convertible subordinated debentures. Each of Mr. Johnson and FMR Corp., through its control of Fidelity and the Fidelity Funds, have sole dispositive power over such 1,837,099 shares. Neither Mr. Johnson nor FMR Corp. has sole or shared voting power over such shares, as such power resides with the Boards of Trustees of the Fidelity Funds and is carried out by Fidelity under written guidelines established by the Boards of Trustees. In addition, such information indicates that Fidelity Management Trust Company ("Fidelity Trust"), a bank and a wholly owned subsidiary of FMR Corp., is the beneficial owner of 261,953 shares of the Company's Common Stock as a result of its serving as investment manager of certain institutional accounts, all of which shares are issuable upon conversion of the Company's convertible subordinated debentures. Mr. Johnson and FMR Corp., through its control of Fidelity Trust, each has sole dispositive power over all such shares, sole voting power over 259,473 shares and no voting power with respect to 2,480 shares of the Company's Common Stock owned by the institutional accounts as reported above.

 (3) Information based solely on Schedule 13G of Goldman Sachs & Co., the Goldman Sachs Group, L.P. and The Goldman Sachs Trust on behalf of Goldman Sachs Small Cap Value Fund, dated February 14, 1999. Such information indicates that Goldman Sachs & Company and the Goldman Sachs Group, L.P. share voting and dispositive power with respect to all of such shares and Goldman Sachs Trust on behalf of Goldman Sachs Small Cap Value Fund shares voting and dispositive power with respect to 964,700 shares.

 (4) Information based solely on Schedule 13G of First Manhattan Co. dated February 11, 1999. The beneficial owner has reported that 51,271 shares are owned by family members of General Partners of First Manhattan Co. As to 37,170 of such shares, First Manhattan Co. disclaims beneficial ownership. The beneficial owner has reported it has sole voting and dispositive power with respect to 7,341 shares, shared voting power with respect to 929,774 shares and shared dispositive power with respect to 1,000,256 shares.

 (5) Information based solely on Schedule 13G of The TCW Group, Inc. and Robert Day dated February 12, 1999. Such information indicates that The TCW Group, Inc. and Robert Day each have sole voting and dispositive power with respect to all of such shares.

 (6) Information based solely on Schedule 13G of Putnam Investments, Inc. on behalf of itself and Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., dated March 9, 1999. Such information indicates Putnam Investments, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. share dispositive power with respect to all such shares and Putnam Investments, Inc. and The Putnam Advisory Company, Inc. share voting power with respect to 157,200 shares.

 (7) Information based solely on Schedule 13G of Dimensional Fund Advisors, Inc. dated February 11, 1999. The beneficial owner has reported it has sole voting and dispositive power with respect to all of such shares.

 (8) Information based solely on Schedule 13D of Schneider Capital Management Corporation, dated February 12, 1999. The beneficial owner has reported it has sole voting power with respect to 69,600 shares and sole dispositive power with respect to 744,000 shares.

 (9) Includes currently exercisable options with respect to 38,396 shares.

(10) Includes 2,000 shares held by a charitable trust of which Mr. Clifford is a trustee and as to which Mr. Clifford disclaims beneficial ownership and currently exercisable options with respect to 27,500 shares.

(11) Includes currently exercisable options with respect to 12,500 shares.

(12) Includes currently exercisable options with respect to 7,500 shares.

(13) Includes currently exercisable options with respect to 17,500 shares.

(14) Includes 2,000 shares held by Mr. Ronick as executor of an estate and currently exercisable options with respect to 2,500 shares.

(15) Includes 1,000 shares owned by Mr. Rosenblatt's wife as to which Mr. Rosenblatt disclaims beneficial ownership and currently exercisable options with respect to 30,000 shares.

(16) Includes currently exercisable options with respect to 71,148 shares and 3,125 shares subject to options, which are exercisable within 60 days.

(17) Includes currently exercisable options with respect to 73,750 shares.

(18) Includes currently exercisable options with respect to 30,155 shares and 750 shares subject to options, which are exercisable within 60 days.

(19) Mr. Lee's employment with the Company terminated on September 8, 1998. To the Company's knowledge, Mr. Lee has no beneficial ownership of Common Stock.

(20) Includes currently exercisable options with respect to 12,500 shares. Mr. Osborne's employment with the Company terminated on January 29, 1999.

(21) Includes currently exercisable options with respect to 323,449 shares and 3,875 shares subject to options, which are exercisable within 60 days.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended January 30, 1999.

                              (PROPOSAL NUMBER 1)

                             ELECTION OF DIRECTORS

     Pursuant to Massachusetts law, the Board of Directors of the Company has voted to fix the number of directors at ten. The Board of Directors is divided into three classes of approximately equal size. The members of each class are elected for terms to continue until the annual meeting of stockholders held in the third year following the year of their election and until their respective successors are elected and qualified. Consequently, the term of office of the nominees elected to the Board of Directors at the 1999 Annual Meeting will continue until the Annual Meeting of Stockholders to be held in 2002 and until their respective successors are elected and qualified.

     The nominees for the three Class I Directors to be voted upon at the meeting are Sherman N. Baker, Theodore M. Ronick and Melvin M. Rosenblatt, the incumbent Class I Directors. Proxies will be voted FOR these nominees unless otherwise specified in the proxy. Management does not contemplate that any of the nominees will be unable to serve, but in such event, proxies solicited hereby will be voted for the election of another person or persons, if any, to be designated by the Board of Directors.

     The affirmative vote of a plurality of the outstanding shares of the Company's Common Stock present or represented at the Annual Meeting is required for the election of Directors.

     The following table sets forth information regarding Messrs. Baker, Ronick and Rosenblatt, the Board of Directors' nominees for election as Directors, as well as information regarding each Director whose term is to expire at the 2000 or 2001 Annual Meeting of Stockholders.

                                                     PRESENT PRINCIPAL EMPLOYMENT AND          DIRECTOR
                 NAME                    AGE            PRIOR BUSINESS EXPERIENCE               SINCE
                 ----                    ---         --------------------------------          --------
(NOMINEES FOR CLASS I TERM TO EXPIRE IN 2002)
Sherman N. Baker.......................  79    Chairman of the Board of the Company, Chief       1985
                                                 Executive Officer of the Company and its
                                                 Predecessor from 1970 until March 1990.
Theodore M. Ronick.....................  65    Since 1994 retail consultant. Prior to 1994,      1998
                                               held a number of managerial positions at R.
                                                 H. Macy & Co., including Chairman and
                                                 Chief Executive Officer of R. H. Macy &
                                                 Co., Inc. Corporate Buying Division.
Melvin M. Rosenblatt...................  68    Certified public accountant and past              1993
                                               Chairman of the Board and Chief Executive
                                                 Officer of Greenberg, Rosenblatt, Kull &
                                                 Bitsoli, P.C., a public accounting firm
                                                 with which he has been associated since
                                                 1957. Trustee of Clark University in
                                                 Worcester, Massachusetts. Director and
                                                 Chairman of the Asset Development
                                                 Committee of the Greater Worcester
                                                 Community Foundation. Formerly a Director
                                                 of Ames Department Stores, Inc. from 1979
                                                 through 1992.
(CONTINUING DIRECTORS -- CLASS II TERM TO EXPIRE IN 2000)
Nancy Ryan.............................  49    Since 1980 President of Pro Media, Inc.           1995
                                               Prior to 1980, Vice President/Media Director
                                                 of S & N Advertising. Trustee of Emerson
                                                 College, Boston, Massachusetts.
Douglas J. Kahn........................  42    Since 1993 President and Chief Operating          1995
                                               Officer of the Royal Home Fashions Division
                                                 of Croscill Home Fashions, Inc. Prior to
                                                 1993, Senior Vice President, Merchant
                                                 Banking Group, Donaldson, Lufkin and
                                                 Jenrette Securities Corporation.

                                                     PRESENT PRINCIPAL EMPLOYMENT AND          DIRECTOR
                 NAME                    AGE            PRIOR BUSINESS EXPERIENCE               SINCE
                 ----                    ---         --------------------------------          --------
Harold Leppo...........................  61    Chief Executive Officer of Harold Leppo and       1997
                                                 Company, a retail consulting firm in
                                                 Stamford, Connecticut, since 1988. Prior
                                                 to 1988, held a number of managerial
                                                 positions at Lord & Taylor and Allied
                                                 Stores, Inc., including President and
                                                 Chief Operating Officer of Lord & Taylor
                                                 (1987) and Executive Vice President of
                                                 Allied Stores (1988). Mr. Leppo is also a
                                                 Director of Napier and Co., Royce Hosiery
                                                 Mills, Inc., Filene's Basement, Inc.,
                                                 Homebase, Inc. and Salant, Inc.
(CONTINUING DIRECTORS--CLASS III TERM TO EXPIRE IN 2001)
J. Christopher Clifford................  53    Since 1986, General Partner of Berkshire          1985
                                               Partners and affiliated partnerships.
Alan I. Weinstein......................  56    President and Chief Executive Officer of the      1996
                                                 Company since November, 1996 and March,
                                                 1997 respectively; Acting President and
                                                 Chief Executive Officer, September, 1996
                                                 until November, 1996 and March, 1997
                                                 respectively; Joined the Company in 1968
                                                 and for the past 30 years has held various
                                                 senior level management positions; Most
                                                 recently served as Senior Executive Vice
                                                 President, Chief Financial Officer, Chief
                                                 Administrative Officer and Secretary since
                                                 September 1988. Director of the Company
                                                 since September 1996.
David Pulver...........................  57    President of Cornerstone Capital, Inc.,           1993
                                               Chairman of the Board of Directors of Morse
                                                 Shoe, Inc., March, 1992 through January,
                                                 1993. Chairman of the Board and Co-Chief
                                                 Executive Officer of The Children's Place,
                                                 1968-1984. Director of Costco Wholesale
                                                 Corporation, a subsidiary of Costco
                                                 Companies, Inc. and Hearst-Argyle
                                                 Television, Inc. Trustee of Colby College
                                                 in Waterville, Maine.

     On September 15, 1998, the Board of Directors elected Theodore M. Ronick to serve as a Class I Director, filling the vacancy created by the retirement of Ervin D. Cruce.

INFORMATION ABOUT BOARD OF DIRECTORS AND COMMITTEES

     Directors who are not employees of the Company are eligible to participate in the Company's 1992 Directors' Stock Option Plan (the "Directors' Plan") and if they are not otherwise compensated by the Company, currently receive an annual fee of $20,000 to serve on the Board of Directors and an annual fee of $2,500 for each committee of the Board on which they serve. Pursuant to the Directors' Plan, each eligible director is automatically granted an option to purchase 2,500 shares of the Company's Common Stock upon his or her initial election to the Board of Directors and at the close of business on the fifth business day following the Company's annual meeting of stockholders, at an exercise price equal to the closing price of the Company's Common Stock on the date of grant. In fiscal 1999, pursuant to the Directors' Plan, each of Messrs. Clifford, Kahn, Leppo, Pulver, Rosenblatt and Ms. Ryan were granted an option to purchase 2,500 shares of the Company's Common Stock at a per share exercise price of $13.375, the fair market value of the Company's Common Stock on the date of grant. In addition, upon his becoming a Director, Mr. Ronick was granted an option to purchase 2,500 shares of the Company's Common Stock at a per share exercise price of $7.00, the fair market value of the Company's Common Stock on the date of grant.

     The Company's Board of Directors held five meetings during fiscal 1999. All Directors attended at least 75% of these meetings and any meetings of any committees of which such Director was a member.

     The Board of Directors has standing Audit, Compensation, Executive and Nominating Committees. These Committees are reconstituted at the first meeting of the Board following the annual meeting of stockholders.

     The Audit Committee, which met two times during fiscal 1999, meets with the Company's independent auditors and the principal financial personnel of the Company to review the results of the annual audit. The Audit Committee also reviews the scope of, and approves fees for, audit and non-audit services performed by the independent auditors, reviews the independence of the independent auditors and reviews the adequacy and effectiveness of internal accounting controls. The present members of the Audit Committee are Messrs. Rosenblatt (Chairman), Kahn, Leppo and Pulver.

     The Compensation Committee, which held two meetings during fiscal 1999, reviews and makes recommendations to the full Board regarding the compensation of senior officers of the Company. The present members of this Committee are Messrs. Clifford (Chairman), Kahn, Leppo, Rosenblatt and Ms. Ryan.

     The Executive Committee, which met three times during fiscal 1999, monitors and follows developments in the Company's business between meetings of the Board of Directors. The Executive Committee has no authority to take or authorize any official actions on behalf of the Company or to act in place of the Board of Directors. The present members of this Committee are Messrs. Baker (Chairman), Clifford, Rosenblatt and Weinstein.

     The Nominating Committee, which met two times during fiscal 1999, identifies, evaluates and nominates candidates for election to the Board. The Nominating Committee will consider nominees recommended to the Committee by stockholders; See "Stockholder Proposals" for the procedure to be followed by stockholders in submitting such recommendations. The present members of this committee are Messrs. Pulver (Chairman), Leppo and Ms. Ryan.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of five outside Directors. The Board of Directors delegates to the Committee the responsibility for developing and administering the policies which govern the total compensation program for executive officers of the Company. The Committee also administers the Company's 1985 Amended and Restated Stock Option Plan (the "1985 Plan"), the 1994 Equity Incentive Plan (the "1994 Plan") and the Cash Incentive Compensation Plan (the "Incentive Plan") for all plan participants, including awards made to the executive officers of the Company. In making pay decisions for the named executive officers whose compensation is detailed in this proxy statement (other than the Chief Executive Officer and the Chairman of the Board), the Committee also takes into consideration the views and recommendations of the Chief Executive Officer concerning each executive's overall contribution to the Company's performance. The Committee has prepared the following report to summarize the executive compensation approach of the Company and describe specific decisions made by the Committee with respect to the Chief Executive Officer's compensation and future compensation guidelines.

     The general philosophy of the Committee is to link overall executive compensation with the performance of the Company and the individual executive, with operating division performance also emphasized for division executives. The focus of the performance is on the achievement of both annual and long-term business objectives that contribute to the creation of long-term stockholder value. This philosophy is reflected in the Company's executive compensation approach that provides a major portion of total compensation in pay-for-performance programs that consist of long-term stock-based incentives, an annual incentive plan and merit salary increases. The combination of these compensation elements is intended to produce total pay at the median of the marketplace among similar-size specialty store retailers when the Company's performance also reflects median performance in the same group. Similarly, total compensation is intended to vary above or below the competitive median when Company performance varies from the comparative industry median.

     With respect to the compensation arrangement for the Company's Chief Executive Officer, Mr. Weinstein, the components of his total compensation program are base salary, bonus opportunities under the Incentive Plan, grants of stock options and other equity based incentives. The specific elements of Mr. Weinstein's compensation are discussed in further detail below.

  Base Salary

     Base salaries for the Company's executive officers are reviewed annually and are determined through an assessment of individual performance against assigned objectives and key qualitative factors, which include personal accomplishments, strategic impact and career contribution to the Company. As a guide for setting salaries, the Committee relies on competitive salary ranges developed by the Company's human resources department and its compensation consultants. These ranges reflect median market practice for positions of comparable responsibility and scope in the specialty retailing marketplace.

     On an annual basis, each executive of the Company engages in a formal system of assessment known as the Performance Management Program whereby goals and objectives for each performance period are established which are subject to periodic review and assessment during the performance period. At the conclusion of the performance period, the executive completes a self-appraisal and a formal review of his or her performance is conducted by the evaluating manager. The assessment of Mr. Weinstein's performance as Chief Executive Officer is the responsibility of the Committee. The base salary determined for Mr. Weinstein for fiscal year 2000 is $575,000, increasing to $625,000 effective September 1, 1999. In setting Mr. Weinstein's base salary, the Committee considered (i) his performance in managing the Company's Work 'n Gear division intensively following the resignation of the president of the division in January, 1999,
(ii) his recruitment of a highly experienced executive for the JBI Footwear division and (iii) his performance in managing the Company's overall financial and operating results. The Committee also considered competitive salary ranges for comparably sized companies, as well as the opportunities Mr. Weinstein has been offered to enhance total compensation through the Incentive Plan and the equity incentive arrangements implemented by the Committee.

  Cash Incentive Compensation Plan

     The Company's Incentive Plan represents an annual incentive opportunity designed to reward certain key employees for the performance of the Company relative to the achievement of pre-determined profit goals established for the year. Such goals are based on the Company's budgeted corporate pre-tax income from operations as well as on each operating division's pre-tax operating income, prior to allocation of corporate overhead. Payments under the Incentive Plan are based on the achievement of such corporate and divisional profit goals. These goals are subject to review by the Committee and are then recommended to the full Board for approval.

     The Incentive Plan is linked to relative achievement of goals that are defined by a scale of threshold, target and superior profit results for the fiscal year, with target performance linked to a target award size that approximates median bonus opportunity in the marketplace. For the Incentive Plan participants, the target award guidelines range by position level from 12% to 60% of base salary, with the Chief Executive Officer at the 60% level. The threshold guideline for awards represents a percentage of each position's target goal, as determined by the Committee from year to year, and the maximum guideline (which ties to superior profit results) represents 140% of the target goal. Each executive's award opportunity is also allocated on a weighted basis across the operating units for which the executive has responsibility, including a portion allocated to corporate profit results. For Mr. Weinstein, the entire award opportunity is based on consolidated corporate results. In addition to these award funding guidelines, the Incentive Plan provides for an individual performance modifier that can adjust a participant's funded award by as much as 25% upward or downward to reflect all aspects of the participant's performance for the fiscal year.

     For fiscal year 1999, Mr. Weinstein did not receive an award under the Incentive Plan since the Company did not achieve its corporate pre-tax operating income goals.

  1985 Stock Option Plan and 1994 Equity Incentive Plan

     The Company's 1985 Plan terminated, according to its terms, in June, 1995. Although stock option grants are still outstanding under this Plan, no future grants can be made from the Plan. However, on June 7, 1994, the stockholders of the Company voted to adopt the 1994 Plan which allows for the issuance of incentive and non-qualified stock options, restricted stock grants, unrestricted stock grants and performance share awards to executives and other key employees of the Company. The 1994 Plan provides increased flexibility in the award of equity based compensation through a combination of the incentive vehicles authorized under the Plan and furthers the Committee's objective of aligning executive compensation closely with long term stockholder interests. As with the 1985 Plan, the 1994 Plan is administered by the Committee, which has full power to select, from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms of each award, subject to the provisions of the 1994 Plan.

     Grants of incentive or non-qualified stock options are made to executives and other key employees of the Company under the 1994 Plan. As referenced, grants of stock options under the 1994 Plan are made to such executives and other key employees to enable them to participate in the creation of stockholder value in the Company as well as to permit the accumulation of an equity interest in the Company, thereby aligning the interests of executives with those of stockholders. Options granted under the 1985 Plan and the 1994 Plan generally vest at the rate of 25% per year and the term of each option is ten years. Individual grants under the 1985 Plan and the 1994 Plan have been and are based upon the level of position held, individual contribution to the achievement of the Company's financial goals and such other performance factors as management and the Committee may consider.

     The Committee may also award shares of Common Stock to officers and other eligible employees under the 1994 Plan subject to such conditions and restrictions as the Committee may determine ("Restricted Stock"). Such conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through specified periods of time. The purchase price, if any, of shares of Restricted Stock will be determined by the Committee and failure to achieve performance goals or other restrictions as determined by the Committee may result in employee forfeiture of such awards.

     Under the 1994 Plan, the Committee may also award shares of Common Stock which are free from any restrictions ("Unrestricted Stock"). Unrestricted Stock may be issued to eligible employees under the 1994 Plan in recognition of past services or other valid consideration and may be issued in lieu of cash bonuses paid to such employees. Unrestricted Stock may be issued at no cost or for a purchase price determined by the Committee. Finally, the Committee may also grant performance share awards ("Performance Share Awards") to eligible employees under the 1994 Plan entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals or such other criteria as the Committee shall determine.

     With respect to Mr. Weinstein's compensation, stock option grants are made at fair market value, with a ten year term for each option granted. Vesting of such options are in accordance with the provisions of the 1985 Plan and the 1994 Plan, respectively, generally with 25% of any such options vesting on each grant anniversary date beginning on the first anniversary date after the date of grant and ending on the fourth anniversary date. In some instances, vesting of such options is over a five year period with 20% of any such options vesting annually over the period. Mr. Weinstein was granted a non-qualified stock option pursuant to the 1994 Plan for 25,000 shares of Common Stock of the Company on March 11, 1997, at an exercise price of $8.94, in connection with his being elected Chief Executive Officer and the removal of his "acting" title. This stock option vests at the rate of 20% per year beginning on the first anniversary date after the date of grant and ending on the fifth anniversary date. Mr. Weinstein was also granted a non-qualified stock option for 75,000 shares of Common Stock of the Company on September 9, 1997 at an exercise price of $9.50 and a non-qualified stock option for 5,000 shares on January 5, 1998 at an exercise price of $5.75 per share. On March 30, 1999, Mr. Weinstein was granted a non-qualified stock option for 25,000 shares at an exercise price of $3.69 per share. Each of these stock options will vest at the rate of 25% per year beginning on the first anniversary date after the date of grant and ending on the fourth anniversary.

     The final component of Mr. Weinstein's compensation arrangement consists of the grant of other equity based incentives. During fiscal 1997, the Committee granted Mr. Weinstein a Performance Share Award that would have entitled him to receive between 25,000 and 50,000 shares of the Company's Common Stock in fiscal year 1999 if the price of the Common Stock attained certain targeted levels and remained at such levels for a fixed period by a date certain. Specifically, the award was linked to a performance term which began on March 26, 1996 and was originally scheduled to end on April 30, 1998, which term was subsequently extended until April 30, 1999. On July 8, 1998, Mr. Weinstein's Performance Share Award was terminated and in substitution thereof he was granted a performance based Restricted Stock award under the 1994 Plan for 50,000 shares of the Company's common stock at a purchase price of $10.18 per share. Pursuant to the award, Mr. Weinstein purchased the shares underlying the award and executed a promissory note in the amount of $509,000, which note will be ratably forgiven over five years provided Mr. Weinstein remains employed by the Company during such time. The award provides that if the twenty (20) day average trading price of the Company's common stock culminating on the vesting date, September 15, 1999, is less than $14.00 per share, the Company shall have the right to repurchase a portion of the shares, up to a maximum of 40,000 shares, at the lower of $10.18 per share or the fair market value of such shares on the vesting date.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code (the "Code") generally limits the Company's ability to deduct compensation expense in excess of $1 million paid to the Company's Chief Executive Officer or other executive officers named in the Summary Compensation Table contained in this proxy statement. Generally, the Committee expects to attempt to structure compensation payments to executive officers so as to be deductible under Section 162(m). In the event, however, the Committee determines that so structuring a compensation payment would not be in the best interests of the Company, the Committee would adjust its compensation policies and payments to provide incentives to the executive officers to achieve the performance measures or goals the Committee believes to be in the best interests of the Company.

                                            COMPENSATION COMMITTEE

                                            J. Christopher Clifford, Chairman
                                            Douglas J. Kahn
                                            Harold Leppo
                                            Melvin M. Rosenblatt
                                            Nancy Ryan

EXECUTIVE COMPENSATION

     The following table discloses compensation received by the Company's Chief Executive Officer and the six next most highly compensated executive officers for the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997.

                           SUMMARY COMPENSATION TABLE

               NAME AND                                                  OTHER ANNUAL                   ALL OTHER
          PRINCIPAL POSITION             YEAR   SALARY($)   BONUS($)    COMPENSATION($)   OPTIONS    COMPENSATION($)
          ------------------             ----   ---------   --------    ---------------   -------    ---------------
Sherman N. Baker.......................  1999    232,089     --0--          --0--         --0--          86,098(4)
Chairman of the Board                    1998    261,692     --0--          --0--         --0--          86,098(4)
                                         1997    288,337     --0--        --0--            3,396(3)      86,098(4)
Alan I. Weinstein......................  1999    546,154     --0--          --0--         --0--          18,026(5)(10)
President, Chief Executive               1998    428,154     66,667(1)      --0--         105,000         4,500(5)
Officer and Director                     1997    308,000     33,333(1)      --0--         43,096(3)       1,125(5)
Stuart M. Glasser......................  1999    519,231    180,820(2)      --0--         25,000         20,908(7)(10)
Senior Executive Vice President, Chief   1998    192,308*    69,180(2)      --0--         210,000         9,373(7)
Executive Officer of The Casual Male,
  Inc.                                   1997      --         --           --               --           --
Michael J. Fine........................  1999    157,692*    --0--          --0--         125,000      --0--
Executive Vice President, President      1998      --         --           --               --           --
of JBI Footwear Division                 1997      --         --           --               --           --
Philip G. Rosenberg....................  1999    243,750     --0--          --0--         --0--          38,575(5)(11)
Executive Vice President, Chief          1998    231,413     33,333(1)      --0--         45,000          4,500(5)
Financial Officer and Treasurer          1997    182,310     16,667(1)      --0--         19,829(3)       1,125(5)
James D. Lee...........................  1999    350,192     --0--          --0--         --0--          56,150(6)(11)
Former President, JBI                    1998    264,615     --0--          --0--         44,000         14,938(5)(6)
Footwear Division                        1997    225,000     20,833(2)      --0--         16,425(3)      11,997(5)(6)
Roger J. Osborne.......................  1999    252,115     --0--          --0--         --0--          22,123(8)
Former President                         1998    148,077*    30,000(2)      --0--         70,000          2,426(8)
Work 'n Gear Division                    1997    160,769     --0--          --0--         --0--          30,237(5)(9)

---------------

(*) Amount shown reflects partial year salary.

 (1) Amount shown reflects bonuses paid to each of Mr. Weinstein and Mr. Rosenberg in monthly installments upon their being named Acting President and Chief Executive Officer and Acting Chief Financial Officer, respectively, in September, 1996.

 (2) Amount shown reflects guaranteed bonus under employment agreement.

 (3) Amount shown includes the following number of repriced options granted at a reduced price in connection with the amendment of previously granted options: Mr. Baker (3,396), Mr. Weinstein (30,596), Mr. Rosenberg (9,829) and Mr. Lee (11,925). The repriced options were for a reduced number of shares than previously granted.

 (4) Amount shown reflects payments made to Mr. Baker under the Company's Retirement Plan.

 (5) Amounts shown reflect contributions made by the Company under its 401(k) Profit Sharing Plan based upon the officer's contributions.

 (6) Amount shown reflects the reduction of $10,438 and $10,872, including imputed interest, of the amount outstanding under a Note issued August 26, 1994 in favor of the Company for fiscal 1998 and fiscal 1997, respectively and the reduction of $20,000 of the amount outstanding under a Note dated July 1, 1997 in favor of the Company for fiscal 1999.

 (7) Amount shown reflects payments for moving and other expenses in connection with Mr. Glasser's relocation.

 (8) Amount shown reflects imputed interest under a Note dated June 4, 1997 in favor of the Company for fiscal 1998 and the reduction of $22,123, including imputed interest, of the amount outstanding under such Note for fiscal 1999.

 (9) Amount shown reflects the reduction of $29,112, including imputed interest, of the amount outstanding under a Note dated January 24, 1995 in favor of the Company for fiscal 1997.

(10) Amount shown reflects the reduction of $13,526, including imputed interest, of the amount outstanding under a Note dated July 8, 1998 in favor of the Company for fiscal 1999.

(11) Amount shown reflects the inclusion of $34,075 and $36,150, representing the fair market value of certain Performance Shares awarded to Mr. Rosenberg and Mr. Lee, respectively, on April 30, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in the fiscal year ended January 30, 1999 to the named executive officers.

                                    INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                           % OF TOTAL                                         AT ASSUMED ANNUAL RATE OF
                                            OPTIONS                                           STOCK PRICE APPRECIATION
                                           GRANTED TO     EXERCISE    MARKET                     FOR OPTION TERM(4)
                               OPTIONS    EMPLOYEES IN      PRICE     PRICE    EXPIRATION   -----------------------------
            NAME               GRANTED   FISCAL YEAR(2)   ($/SH)(3)   ($/SH)      DATE       0%($)    5% ($)     10% ($)
            ----               -------   --------------   ---------   ------   ----------   -------   -------   ---------
Sherman N. Baker.............    --         --              --         --         --          --        --         --
Alan I. Weinstein............    --         --              --         --         --          --        --         --
Stuart M. Glasser............   25,000(1)     10.2%         $7.50     $7.50     3/26/08       --      117,918     298,827
Michael J. Fine..............  100,000(1)     40.9%         $6.88     $6.88     9/09/08       --      432,679   1,096,484
                                25,000(5)     10.2%         $1.00     $6.88     9/09/08     147,000   255,170     421,124
Philip G. Rosenberg..........    --         --              --         --         --          --        --         --
James D. Lee.................    --         --              --         --         --          --        --         --
Roger J. Osborne.............    --         --              --         --         --          --        --         --

---------------

(1) The options become exercisable as to 25% of the underlying shares on the first anniversary of the date of grant and become exercisable as to 25% of the remaining underlying shares on each successive anniversary date thereof.

(2) The Company granted options representing 244,686 shares to employees in fiscal 1999.

(3) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the date of exercise.

(4) The dollar amount under these columns shows the hypothetical gain or option spreads of options granted based on assumed annual compound stock appreciation rates of 0%, 5% and 10% as mandated by the SEC and therefore are not intended to forecast possible appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. The calculation of stock price appreciation hereunder is based upon an option term of ten (10) years.

(5) The options were granted at less than fair market value as of the date of grant and were not granted pursuant to the 1994 Plan. The options become exercisable as to 25% of the underlying shares on the first anniversary of the date of grant and become exercisable as to 25% of the remaining underlying shares on each successive anniversary date thereof.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

     The following table provides information on option exercises in fiscal 1999 by the named executive officers and the value of such officers' unexercised options at January 30, 1999.

                                                                          NUMBER OF                   VALUE OF UNEXERCISED
                                                                     UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                                   SHARES                           AT FISCAL YEAR END(#)           AT FISCAL YEAR END($)(1)
                                 ACQUIRED ON       VALUE        -----------------------------     -----------------------------
             NAME                EXERCISE(#)    REALIZED($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
             ----                -----------    -----------     -----------     -------------     -----------     -------------
Sherman N. Baker...............         0              0          38,396                 0                0                0
Alan I. Weinstein..............         0              0          66,148            87,948            6,410              600
Stuart M. Glasser..............         0              0          67,500           167,500          147,300          147,300
Michael J. Fine................         0              0               0           125,000                0          122,750
Philip G. Rosenberg............         0              0          26,155            40,174            6,850           15,891
James D. Lee (2)...............     2,000          9,250               0                 0                0                0
Roger J. Osborne(2)............         0              0          12,500                 0                0                0

---------------

(1) The Company's fiscal year ended January 30, 1999. The average of the high and low prices of the Company's Common Stock on January 29, 1999, the last trading day preceding the Company's fiscal year end, was $5.91.

(2) Neither Mr. Lee nor Mr. Osborne were executive officers of the Company at fiscal year end.

LONG TERM INCENTIVE AWARDS

     During fiscal 1999, the Company made awards under its 1994 Plan to the executive officers listed below. Information regarding the awards, the performance criteria that must be met in order for the awards to be effective and the period over which the performance is measured is included in the table and the footnotes that follow.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                 NUMBER OF
                                                              SHARES, UNITS OR       PERFORMANCE OR
                                                                   OTHER           OTHER PERIOD UNTIL
                            NAME                                 RIGHTS(1)        MATURATION OR PAYOUT
                            ----                              ----------------    --------------------
Sherman N. Baker............................................      --0--               --
Alan I. Weinstein...........................................     (1)                       (2)
Stuart M. Glasser...........................................     (1)                       (2)
Michael J. Fine.............................................      --0--               --
Philip G. Rosenberg.........................................      --0--               --
James D. Lee................................................      --0--               --
Roger J. Osborne............................................      --0--               --

---------------

(1) During fiscal 1999, the Company terminated the Performance Share Awards previously made to each of Mr. Weinstein and Mr. Glasser. In lieu thereof, each of Mr. Weinstein and Mr. Glasser was granted a stock price performance based Restricted Stock award under the 1994 Plan, pursuant to which each purchased 50,000 shares of Common Stock at a purchase price of $10.18 per share and executed a promissory note in the amount of $509,000, which notes will be ratably forgiven over five years provided each of Mr. Weinstein and Mr. Glasser remain employed by the Company during such time. In the event certain stock price appreciation criteria are not met during the performance period, the Company shall have the right to repurchase a portion of the shares up to a maximum of 40,000 shares as set forth in each award agreement. See "Certain Relationships and Related Transactions" and "Report of the Compensation Committee of the Board of Directors on Executive Compensation" for further discussion of the Restricted Stock Awards granted to Mr. Weinstein and Mr. Glasser in fiscal 1999.

(2) The restrictions on Mr. Weinstein's award lapse on September 15, 1999. The restrictions on Mr. Glasser's award lapse on September 15, 1999 or, at Mr. Glasser's option, on September 15, 2000.

                                RETIREMENT PLANS

     The following table shows the annual benefits payable under the Company's Retirement Plan and Supplemental Plan to persons in specified compensation and years of service classifications, based on a straight life annuity form of retirement income.

                                                       REPRESENTATIVE YEARS OF SERVICE
              AVERAGE OF HIGHEST FIVE                 ---------------------------------
               YEARS OF COMPENSATION                    10        20       30 (MAXIMUM)
              -----------------------                   --        --       ------------
     $ 50,000.......................................   4,977      9,953       14,930
      100,000.......................................  11,977     23,953       35,930
      150,000.......................................  18,977     37,953       56,930
      200,000.......................................  25,977     51,953       77,930
      250,000.......................................  32,977     65,953       98,930
      267,326*......................................  35,402     70,805      106,207
      300,000*......................................  39,977     79,953      119,930
      350,000*......................................  46,977     93,953      140,930
      400,000*......................................  53,977    107,953      161,930
      450,000*......................................  60,977    121,953      182,930
      500,000*......................................  67,977    135,953      203,930

---------------
(*) The maximum compensation that may be used as of February 1, 1999 to calculate benefits under the Retirement Plan and the Supplemental Plan is $267,326.

     In December, 1993, the Board of Directors of the Company established a Supplemental Retirement Plan (the "Supplemental Plan") to provide benefits attributable to compensation in excess of the qualified plan limit which is $160,000, but less than $267,326. The benefit provided by the Retirement Plan and the Supplemental Plan is equal to (i) the sum of 0.75% of the executive's highest consecutive five-year average annual compensation plus 0.65% of the excess of the executive's highest consecutive five-year average annual compensation over the average of the Social Security taxable wage bases, multiplied by (ii) the executive's years of "benefit service" with the Company (not to exceed 30 years). Effective February 1, 1995, compensation for such purposes means all compensation reported on Form W-2 (excluding such items as bonuses and stock options) up to a maximum of $267,326 for the calendar year ended December 31, 1998. Annual benefits are payable under the Company's Retirement Plan for retirees at age 65, prior to the offset, if any, for benefits accrued under the retirement plan of the Company's predecessor and for Social Security benefits.

     Effective as of May 3, 1997, the Board of Directors voted to amend the Retirement Plan to cease all benefit accruals under the Retirement Plan as of such date. Effective as of December 31, 1998, the Board of Directors voted to cease all benefit accruals under the Supplemental Plan.

     As of January 30, 1999, the number of years of "benefit service" for each of the following individuals was as follows: Sherman N. Baker -- 30 years; Alan
I. Weinstein -- 30 years; Stuart M. Glasser -- 0 years; Michael J. Fine -- 0 years; and Philip G. Rosenberg -- 23 years.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

     Mr. Baker is employed pursuant to an employment agreement dated March 25, 1993 which, as amended on March 31, 1999, provides for an annual base salary of not less than $206,676 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. The agreement contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Baker's employment terminates due to his disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any incentive compensation amount payable to him with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through March 31, 2000.

     Mr. Weinstein is employed pursuant to an agreement dated April 1, 1997 which, as amended on September 1, 1997, provides for an annual salary of not less than $525,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. The agreement further provides that effective September 1, 1998, Mr. Weinstein's base salary will be increased to $575,000 and will be increased to $625,000 effective September 1, 1999. In the event his employment is terminated without cause prior to a Change of Control (as defined in the agreement), the agreement provides for the payment to Mr. Weinstein of the greater of his base salary for one year or the amount of base salary he would have received for the remainder of his employment term. Further, in the event his employment is terminated within one year after a Change of Control, the agreement provides for the payment to him of up to three years base salary, offset, subject to certain conditions, by any amounts earned by him from subsequent employment. The agreement also contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Weinstein's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any incentive compensation amount payable to him with respect to such fiscal year pro-rated through the date of termination of employment. On March 30, 1999, the Board of Directors of the Company voted to extend the term of Mr. Weinstein's agreement from April 1, 1999 until April 30, 2001, and to amend the agreement to provide that in the event of a termination of Mr. Weinstein's employment without cause during the term of his agreement (except in the event of a change of control), any salary continuation payments, which are in excess of the amount of his base salary for one year, shall be offset by any salary or other compensation earned by Mr. Weinstein from other employment.

     Mr. Glasser is employed pursuant to an agreement effective as of September 15, 1997 which provides for an annual salary of not less than $500,000 plus incentive bonus compensation to which he may be entitled pursuant to the terms of the Incentive Plan. The agreement further provides that Mr. Glasser's base salary will be increased to $550,000 on the first anniversary of the effective date and increased to $600,000 on the second anniversary thereof. The Company also guaranteed Mr. Glasser a bonus of $250,000 paid on the first anniversary of his employment. In the event Mr. Glasser's employment is terminated without cause, or in the event he resigns for "good reason", as defined in the agreement, he will receive his base salary (offset by any amounts earned by him from subsequent employment) and any amounts payable under the Incentive Plan with respect to the fiscal year in which such termination occurs which otherwise would have been paid on the basis of the results for such fiscal year (prorated to the termination date) from the date immediately following the termination date to and including the date immediately preceding the fourth anniversary of the effective date of Mr. Glasser's employment date ("Basic Severance"). Additionally, and in such events, all unvested stock options previously granted to Mr. Glasser will immediately vest and be exercisable within 90 days of such termination. In the event of a Change of Control and the reassignment of Mr. Glasser such that he ceases reporting to Mr. Weinstein, Mr. Glasser may resign within six months of such reassignment and shall be entitled to receive Basic Severance. Mr. Glasser may extend the term of the agreement by one year upon giving 90 days notice prior to September 15, 2000, the end of the original term. The agreement also contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Glasser's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any incentive compensation amount which otherwise would have been paid to him on the basis of the results for such fiscal year pro-rated through the date of termination of employment.

     Mr. Fine is employed pursuant to an agreement effective September 9, 1998, which provides for an annual salary of not less than $400,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. In the event Mr. Fine's employment is terminated without cause, or in the event his employment with the Company is terminated either by the Company or by Mr. Fine for "good reason" within three years after a Change of Control has occurred or the employment of Mr. Weinstein with the Company has terminated for any reason, then Mr. Fine shall receive an amount equal to the greater of his base salary for one year or the amount of base salary he would have received for the remainder of his employment term. In addition, in the event the Company determines, during the term of Mr. Fine's agreement, to sell or otherwise dispose of the JBI Footwear Division, the Company shall use all reasonable efforts to offer Mr. Fine an executive position of comparable responsibility within the Company. If such comparable position is unavailable, the Company shall pay to Mr. Fine an amount equal to the greater of the amount of base salary he would have received through the remainder of the employment term plus one year of additional salary, or two years base salary; provided, however, that, except only in the event of a change of control, any such salary in excess of the greater of the amount of base salary payable through the remainder of the employment term or one year shall be offset by any salary or other compensation earned by Mr. Fine from other employment. The agreement also contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Fine's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any incentive compensation amount which otherwise would have been paid to him on the basis of the results for such fiscal year, pro-rated through the date of termination of employment. On March 30, 1999, the Board of Directors of the Company voted to extend the term of Mr. Fine's agreement from September 9, 2000 until April 30, 2001 and to amend the agreement to provide that in the event of a termination of Mr. Fine's employment without cause during the term of his agreement (except in the event of a change of control), any salary continuation payments, which are in excess of the amount of his base salary for one year, shall be offset by any salary or other compensation earned by Mr. Fine from other employment.

     Mr. Rosenberg is employed pursuant to an agreement dated April 1, 1997 which, as amended, provides for an annual salary of not less than $250,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. In the event Mr. Rosenberg's employment is terminated without cause, or in the event his employment with the Company is terminated either by the Company or by Mr. Rosenberg for "good reason" within three years after a Change of Control has occurred or the employment of Mr. Weinstein with the Company has terminated for any reason, then Mr. Rosenberg shall receive an amount equal to the greater of his base salary for one year or the amount of base salary he would have received for the remainder of his employment term. The agreement also contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Rosenberg's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any incentive compensation amount which otherwise would have been paid to him on the basis of the results for such fiscal year, pro-rated through the date of termination of employment. On March 30, 1999, the Board of Directors of the Company voted to extend the term of Mr. Rosenberg's agreement from April 1, 2000 until April 30, 2001 and to amend the agreement to provide that in the event of a termination of Mr. Rosenberg's employment without cause during the term of his agreement (except in the event of a change of control), any salary continuation payments, which are in excess of the amount of his base salary for one year, shall be offset by any salary or other compensation earned by Mr. Rosenberg from other employment.

     Mr. Lee was employed pursuant to an agreement dated April 1, 1997, as amended on April 10, 1998, which provided for an annual base salary of not less than $275,000 plus incentive bonus compensation to which he may have been entitled pursuant to the Incentive Plan. The agreement was effective until April 30, 2000. Effective as of September 8, 1998, Mr. Lee resigned as Executive Vice President and President of the JBI Footwear division of the Company. Under the terms of a termination agreement dated as of September 8, 1998 between the Company and Mr. Lee (the "Lee Agreement"), Mr. Lee will continue to receive his base salary on a weekly basis until December 25, 1999. In addition, severance payments which Mr. Lee would otherwise have received for the period commencing immediately after December 25, 1999 and ending April 29, 2000, were accelerated and paid to Mr. Lee in a lump sum on or about November 9, 1998, subject, however, to the withholding of $20,000 of such payment by the Company, which was applied to discharge a promissory note dated July 1, 1997 from Mr. Lee to the Company. All of Mr. Lee's stock options that had vested according to their terms as of the date of the Lee Agreement were exercisable through December 7, 1998. Any stock options which had not vested as of September 8, 1998 were forfeited. Further, if during the period commencing on September 8, 1998 and ending on April 29, 2000 Mr. Lee has not accepted new employment or provided consulting services to third parties for compensation, the Company agrees to make a one time lump sum payment to Mr. Lee in the amount of $65,000. Mr. Lee is also subject to a certain non-solicitation provision set forth in the Lee Agreement for a period of one (1) year from September 8, 1998.

     Mr. Osborne was employed pursuant to an agreement dated June 5, 1997, as amended on April 10, 1998, which provided for an annual base salary of not less than $250,000 plus incentive bonus compensation to which he may have been entitled pursuant to the Incentive Plan. The agreement was effective until April 30, 2000. Effective as of January 29, 1999, Mr. Osborne resigned as Executive Vice President and President of the Company's Work 'n Gear division and is receiving no severance pay in connection with his resignation. All of Mr. Osborne's stock options which had vested as of January 29, 1999 were exercisable until April 29, 1999. Any stock options or performance share awards which had not vested as of January 29, 1999 were forfeited. Mr. Osborne is subject to certain non-competition and non-solicitation provisions set forth in the agreement for a period of two (2) years from the effective date of his resignation.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are J. Christopher Clifford (Chairman), Douglas J. Kahn, Harold Leppo, Melvin M. Rosenblatt and Nancy Ryan. None of these individuals is an executive officer of the Company and no "compensation committee interlocks" existed during the last fiscal year. Mr. Clifford is a principal partner of Berkshire Partners ("Berkshire") which receives fees from the Company for consulting and management services in the areas of financial and strategic corporate planning under a Management Agreement dated as of June 30, 1995 (the "Management Agreement"). For the fiscal year ended January 30, 1999, the Company paid Berkshire $60,000 for services under the Management Agreement. The Company believes the terms of the Management Agreement are as favorable as could be obtained from an unaffiliated entity.

     The Company pays Greenberg, Rosenblatt, Kull & Bitsoli, P.C. $60,000 annually for consulting and management services provided to the Company in the areas of financial and strategic corporate planning. Mr. Rosenblatt is a principal of such firm and a Director and stockholder of the Company. The Company believes the terms of this arrangement are as favorable as could be obtained from an unaffiliated entity.

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Common Stock with the cumulative total return of the NASDAQ Stock Market -- U.S. Index, and the Dow Jones Retailer -- Specialty Apparel Index for the five years ending January 30, 1999.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
           AMONG J. BAKER, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
              AND THE DOW JONES RETAILERS-SPECIALTY-APPAREL INDEX
[Performance Graph]

                                                     J. BAKER, INC.                                             DOW JONES
                                                     --------------               NASDAQ STOCK                 RETAILERS-
                                                                                  MARKET (U.S.)             SPECIALTY-APPAREL
                                                                                  -------------             -----------------
1/29/94                                                  100.00                      100.00                      100.00
1/28/95                                                   80.00                       96.00                       90.00
2/03/96                                                   28.00                      140.00                      105.00
2/01/97                                                   39.00                      182.00                      124.00
1/31/98                                                   26.00                      215.00                      202.00
1/30/99                                                   34.00                      335.00                      375.00

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and Berkshire are parties to the Management Agreement. Mr. Clifford is a principal of Berkshire and a Director and stockholder of the Company. The Management Agreement provides for an initial term of one year with automatic extensions of one year unless otherwise terminated by either party. Pursuant to the Management Agreement, Berkshire provides consulting and management services to the Company in the areas of financial and strategic corporate planning. In exchange for such services, the Company has agreed to pay Berkshire a monthly fee of $5,000 plus expenses, subject to change by mutual agreement for any extension of the Management Agreement. For the fiscal year ended January 30, 1999, the Company paid Berkshire $60,000 for services under the Management Agreement. The Company believes the terms of the Management Agreement are as favorable as could be obtained from an unaffiliated entity.

     The Company pays Greenberg, Rosenblatt, Kull & Bitsoli, P.C. $60,000 annually for consulting and management services provided to the Company in the areas of financial and strategic corporate planning. Mr. Rosenblatt is a principal of such firm and a Director and stockholder of the Company. The Company believes the terms of this arrangement are as favorable as could be obtained from an unaffiliated entity.

     On July 8, 1998, Mr. Weinstein and Mr. Glasser were each granted a performance based Restricted Stock award under the 1994 Plan for 50,000 shares of the Company's common stock at a purchase price of $10.18 per share. Pursuant to the awards, each of Mr. Weinstein and Mr. Glasser purchased the shares underlying the awards and executed a promissory note in the amount of $509,000, which notes will be ratably forgiven over five years provided Mr. Weinstein and Mr. Glasser remain employed by the Company during such time. The awards provide that if the twenty (20) day average trading price of the Company's common stock culminating on the vesting date, September 15, 1999 (or in the case of Mr. Glasser, at his option, September 15, 2000), is less than $14.00 per share ($15.00 per share in the case of Mr. Glasser), the Company shall have the right to repurchase a portion of the shares, up to a maximum of 40,000 shares, at the lower of $10.18 per share or the fair market value of such shares on the vesting date.

                              (PROPOSAL NUMBER 2)

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected KPMG Peat Marwick LLP, independent public accountants, to audit the books, records and accounts of the Company for the fiscal year ending January 29, 2000. In accordance with a vote of the Board of Directors, this selection is being presented to the stockholders for ratification at this meeting.

     The firm of KPMG Peat Marwick LLP has audited the books of the Company and its predecessor for more than twenty five years. KPMG Peat Marwick LLP has no direct or indirect material financial interest in the Company. A representative of KPMG Peat Marwick LLP is expected to be present at the meeting and will be given the opportunity to make a statement, if he so desires. The representative will also be available to respond to questions raised by those in attendance at the meeting.

     The affirmative vote of a majority of the outstanding shares of the Company's Common Stock voting on the matter is required to approve the proposal. Ratification by the stockholders is not required. If the proposal is not approved by the stockholders, the Board of Directors does not plan to change the appointment for fiscal 2000, but will consider the stockholder vote in appointing auditors for fiscal 2001.

                            ------------------------

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTANTS.
                            ------------------------

                                 OTHER MATTERS

     The management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the meeting. It is intended, however, that the persons named as proxies will vote the proxies in regard to such other matters and the transaction of such other business as may properly be brought before the meeting, as seems to them to be in the best interest of the Company and its stockholders.

                             STOCKHOLDER PROPOSALS

     In accordance with the rules established by the SEC for a proposal of a stockholder to be included in the Board of Directors' proxy statement for the Company's 2000 Annual Meeting, the proposal must be received at the principal executive offices of the Company on or before January 5, 2000. Such a proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement.

     In addition, the Company's By-Laws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the By-Laws, to the Company at its principal executive offices not less than 75 days nor more than 180 days prior to the anniversary date of the prior year's annual meeting or special meeting in lieu thereof (the "Anniversary Date"); provided, however, that in the event that the annual meeting is called for a date more than seven calendar days prior to the Anniversary Date, stockholders may, under certain circumstances set forth in the Company's By-Laws, have additional time to deliver their stockholder notice.

                                                                      4880-PS-99

                                  DETACH HERE


                                     PROXY

                                 J. BAKER, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     The undersigned hereby appoints J. Christopher Clifford and Harold Leppo, and each of them individually, attorneys with full power of substitution in each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote all shares of the Common Stock of J. Baker, Inc. (the "Company") held of record by the undersigned on April 12, 1999 at the Annual Meeting of Stockholders to be held June 1, 1999 and any adjournment or postponement thereof.



-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
    SIDE                                                                 SIDE
-----------                                                          -----------

                                  DETACH HERE



[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

    1. Proposal to elect three Class I Directors.

       NOMINEES: Sherman N. Baker, Theodore M. Ronick, Melvin M. Rosenblatt

               FOR       WITHHELD
               [ ]         [ ]

                                                          FOR  AGAINST  ABSTAIN
    2. Proposal to ratify the selection of KPMG Peat      [ ]    [ ]      [ ]
       Marwick LLP as independent auditors of the Company for the fiscal year ending January 29, 2000.


    [ ] ________________________________________
         For all nominees except as noted above



                           MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]



                           PLEASE SIGN IN THE SAME FORM AS NAME APPEARS ON THIS CARD. FIDUCIARIES AND CORPORATE OFFICERS SHOULD INDICATE THEIR TITLE.


Signature:________________ Date:_______  Signature:________________ Date:_______